Exhibit 3.1

[English Translation for Convenience Purposes Only]

PUBLIC DEED: 5353 five thousand three hundred fifty-three

VOLUME: XXI TWENTIETH FIRST. - BOOK 4 FOURTH.

In Zapopan, Jalisco, on February 13, 2020 two thousand twenty, before me, Mr. HÉCTOR BASULTO BAROCIO, Notary Public number 7 seven of this Municipality, in the exercise of my duties, Fabián Morales Velázquez hereby appears as attorney-in-fact of DD3 MEX ACQUISITION CORP, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, as special delegate appointed in the resolutions that are being formalized in this instrument, who ask me to formalize:

(A) The partial formalization of the minutes of the meeting of shareholders of DD3 Acquisition Corp. held on February 7, 2020;

(B) The change of corporate domicile of DD3 Acquisition Corp.; and

(C) The adoption of the Variable Capital Corporation (sociedad anónima de capital variable) regime of DD3 Acquisition Corp.;

[….]

After the above, the appellant grants the following:

C L A U S E S

FIRST. The Minutes of the Session of the Shareholders of “DD3 ACQUISITION CORP’’, held on February 7, 2020 two thousand twenty, transcribed in Background VI of this instrument, are partially formalized for all legal purposes.

SECOND. The change of corporate domicile of “DD3 ACQUISITION CORP’’ from the British Virgin Islands to Guadalajara, Jalisco, Mexico is hereby formalized.

TERCERA. The adoption by “DD3 ACQUISITION CORP’’ of the regime of Public Limited Company with Variable Capital is hereby formalized and, consequently, its bylaws are fully amended to read as follows:

CHAPTER I

NAME, DURATION, DOMICILE AND CORPORATE PURPOSE

FIRST.- The name of the company is “DD3 ACQUISITION CORP.”, and shall be followed by the words “SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE”, or its abbreviation “S.A. DE C.V.” (the “Company”).

SECOND.- The duration of the Company shall be indefinite.

THIRD.- The Company domicile shall be Guadalajara, Jalisco, being allowed to establish agencies or branches anywhere in the Mexican Republic or abroad and to submit to conventional domiciles, without same being understood as changing the corporate domicile.

FOURTH.- The corporate purpose of the Company shall be:

(a) Receive from other persons, as well as provide to other persons, all specialized services such as administrative, technical and project management services, in Mexico and abroad, including design, development, installation, maintenance, and operations services.

(b) Receive from other persons, as well as to provide to other persons, all specialized services such as administrative, financial, treasury and marketing services, preparation of financial statements and reports, budgets, programs and operational manuals, as well as the evaluation of operational results, evaluation of productivity, possibilities of finance and analysis of capital availability.

[English Translation for Convenience Purposes Only]

(c) To purchase, sell, assign, encumber or generally negotiate all types of shares, equity interests or participations in other civil or mercantile companies as well as to participate as controlling company, holding or to act on its own behalf in any type of Mexican or foreign companies, including but not limited to companies that own or may own concessions, permits or licenses and/or any other exploitation right granted by any instrumentality, office or organism of the Federal, State or Municipal Public Administration, to render and provide any type of service or activity related thereto.

(d) The participation as shareholder or investor in all types of entities, including companies, corporations and businesses, Mexican or foreign and the purchase, sale, subscription, ownership, lien, disposition, exchange, auction and transmission, under any title, of any type of shares, equity interests, debt certificates or that represent any type of obligation (public or private) or participations in such entities.

(e) To purchase and exploit patents, invention certificates, industrial designs and models, brands, certificates of origin, trademarks, slogans, franchises and copyright, as well as to obtain from and grant to third parties licenses for the use and exploitation of said assets.

(f) To represent as agent, intermediary, mediator, commission agent, factor, consignee, legal representative or attorney-in-fact, any type of national or foreign individuals.

(g) To obtain all types of loans or credit facilities with or without specific guarantees and to grant all types of guarantees and avales of its or third party obligations or negotiable instruments and to receive such guarantees.

(h) To obtain, enjoy and exploit, under any legal title, any type of concession, permit, license and authorization, technology and technical assistance as well as to obtain and exploit invention patents, utility models registry, industrial designs, brands, copyright and intellectual property, certificates of origin, commercial notices and brands and licenses to exploit patents and trademarks.

(i) To issue, draw, endorse, accept, act as aval, abate, subscribe and negotiate all types of negotiable instruments.

(j) To incorporate and participate in the capital stock of other associations and civil or commercial companies, national or foreign, at the time of their incorporation or to purchase shares or equity interest in associations and companies of any sort, already existing, as well as to transfer such shares or equity interests.

(k) To purchase or hold under any title, use, lease and dispose of all the movable assets necessary or convenient for the fulfillment of the corporate purpose.

(l) To purchase all the real estate necessary for the fulfillment of the corporate purpose.

(m) To grant and obtain all types of financing permitted under law.

(n) In general, to perform and enter into all types of acts, transactions, undertakings and agreements necessary for the fulfillment of its corporate purpose.

FIFTH.- The Company is Mexican. The current or future foreign shareholders of the Company formally undertake before the Ministry of Foreign Affairs of the United Mexican States to consider themselves as Mexican nationals in relation to the Company shares they purchase or hold, as well as in relation to the assets, rights, concessions, participations or interests the Company shall hold or of the rights and obligations under the agreements the Company is party to with Mexican authorities. Therefore, current or future foreign shareholders in such regard agree on not calling on the protection of their Governments, or under penalty, otherwise, of waiving for the benefit of the Nation the corporate participations they would have acquired.

[English Translation for Convenience Purposes Only]

CHAPTER II

CORPORATE CAPITAL AND TRANSFER OF SHARES

SIXTH.- The capital stock of the Company is variable and represented by ordinary, nominative shares with no par value.

The minimum fixed capital without right to withdraw is the amount of $1.00 (One Peso 00/100). The variable part of the capital is unlimited.

All shares which represent the minimum fixed capital of the corporate capital of the Company shall be Class I, Series “A” and Series “B” shares and all shares which represent the variable portion of the corporate capital of the Company shall be Class II, Series “A” and Series “B” shares.

The total amount of the corporate capital of the Company shall be distributed as follows:

(i) Series “A” shares, ordinary, nominative, with no par value, that will grant the same corporate and economic rights and obligations to its holders. The Series “A” shares shall be subscribed and paid by Mexican or foreign investors.

(ii) Series “B” shares, ordinary, nominative, with no par value, that will grant the same corporate and economic rights and obligations to its holders. The Series “B” shares shall be subscribed and paid by such investors that participated in the IPO of the Company.

Likewise, the shares may be further divided in different series or sub-series of shares, whether common, preferential or which confer special or preferential rights, as determined by the shareholders of the Company, whether through a General Shareholders’ Meeting or by unanimous resolutions adopted in lieu of a General Shareholders’ Meeting.

Except for the rights and obligations expressly set forth herein or the resolutions adopted by the shareholders of the Company, whether through a General Shareholders’ Meeting or by unanimous resolutions adopted in lieu of a General Shareholders’ Meeting, or a specific Class or Series of shares, all Class or Series of shares shall confer the same rights and obligations to its holders.

SEVENTH.- The Company shall keep a Stock Registry Book, pursuant to articles 128 and 129 of the General Law of Business Organizations. The Stock Registry Book shall be kept by the Secretary of the Board of Directors or the Sole Manager of the Company, as the case may be, and shall only record the shareholders who have acquired or subscribed the shares pursuant to the terms set forth herein.

The Company shall consider as legitimate owner of the shares which represent the corporate capital of the Company those who appear as shareholders in the Stock Registry Book.

The Stock Registry Book shall contain the name, nationality and domicile of each of the shareholders of the Company, the number of shares owned by them, series of shares, payments thereon and transfers thereof.

The corresponding entries shall be signed by the Sole Manager or by the Secretary of the Board of Directors, as the case may be.

[English Translation for Convenience Purposes Only]

EIGHTH.- The shareholders of the Company may sell, encumber, pledge or in any way transfer or create a lien over their shares or the rights derived thereunder, provided the requirements and limitations set forth herein are complied with.

NINTH.- The shares shall be indivisible and shall be represented by provisional or permanent stock certificates issued for one or more shares. Provisional stock certificates may be issued for as long as no permanent stock certificates are issued.

Provisional or permanent stock certificates shall be issued pursuant to articles 111, 125, 126 and other pertinent and applicable articles of the General Law of Business Organizations. Also, provisional or permanent stock certificates must contain a transcription of Clause Fifth of these bylaws. Provisional or permanent stock certificates shall be numbered progressively and shall be signed by the Sole Manager or 2 (two) members of the Board of Directors, as the case may be.

TENTH.- Without amending these bylaws, the Company’s variable capital stock may be increased through contributions of the shareholders or decreased pursuant to the provisions contained in these bylaws. The General Ordinary Shareholders’ Meeting shall resolve upon any increase or decrease in the Company’s variable capital stock.

In the event of increases to the variable capital stock of the Company, the shares issued but not subscribed nor paid shall be kept in the treasury of the Company in order to be delivered to the corresponding shareholders until these are duly subscribed and paid. No new shares may be issued, until shares previously issued are fully paid. The Ordinary Shareholders’ Meeting shall establish the terms and conditions to carry out the corresponding increase to the Company’s variable capital stock. Shareholders shall have the preemptive right to subscribe and pay for shares issued to represent capital stock increases proportionally to their corresponding shareholding in the Company, in accordance with the provisions of article 132 of the General Law of Business Organizations and these bylaws.

Decreases to the variable capital stock of the Company shall be carried out by redemption of shares or reimbursement of the corresponding amounts to the shareholders, as resolved by a duly convened and held Ordinary Shareholders’ Meeting. In the event that the shareholders do not agree on the shares to be redeemed, the decrease in the Company’s variable capital stock shall be carried out proportionally to the corresponding shareholding of each shareholder. A notice of the selected shares to be redeemed shall be published in the electronic system of Corporation Publications of the Ministry of Economy. The amount to be reimbursed shall be made available to the shareholders at the registered office of the Company, and any such amounts shall be non-interest bearing, unless otherwise resolved upon by the Ordinary Shareholders’ Meeting.

ELEVENTH.- The Extraordinary Shareholders’ Meeting shall discuss and resolve upon increases and decreases in the minimum fixed capital stock of the Company.

TWELFTH.- Any increases or decreases in the capital stock of the Company, either in the minimum fixed or the variable portion, shall be recorded in the Company’s Book of Variations of Capital pursuant to article 219 of the General Law of Business Organizations. Such entries shall be signed by the Sole Manager or by the Secretary of the Board of Directors, as the case may be.

[English Translation for Convenience Purposes Only]

CHAPTER III

GENERAL SHAREHOLDERS’ MEETINGS

THIRTEENTH.- The Shareholders’ Meeting is the supreme governing body of the Company. Resolutions of a duly convened and held Shareholders’ Meetings shall be carried out by the Sole Manager or by the Chairman of the Board of Directors, as the case may be, or by any individual(s) designated thereat; such resolutions shall bind all shareholders, even those absent from the corresponding Shareholders’ Meeting or casting a dissenting vote thereat; however, the dissenting shareholders shall have all the rights of opposition conferred upon them by the General Law of Business Organizations.

FOURTEENTH.- General Shareholders’ Meetings shall be Ordinary and Extraordinary. Extraordinary Shareholders’ Meetings shall consider the matters referred to in article 182 of the General Law of Business Organizations. All other shareholders’ meetings shall be Ordinary Shareholders’ Meetings pursuant to article 181 of the General Law of Business Organizations and these bylaws. General Shareholders’ Meetings shall address only those matters included in the corresponding agenda.

FIFTEENTH.- Ordinary and Extraordinary Shareholders’ Meetings shall be held in the corporate domicile, except in cases of acts of God or force majeure, and on the date and time set forth in the corresponding convening notice. An Ordinary Shareholders’ Meeting shall be convened and held at least once a year within the 4 (four) months following the end of each fiscal year of the Company.

SIXTEENTH.- Convening notices for Ordinary and Extraordinary Shareholders’ Meetings may be made by the Sole Manager, by the Board of Directors through any of its members, whether proprietary or alternate, the Statutory Examiner, whether proprietary or alternate, or by the shareholders whose shareholding represents at least 33% (thirty-three percent) of the stock capital of the Company. Convening notices for Shareholders’ Meetings must set forth the place, day, hour and agenda of the corresponding meeting; notices must be signed by the person calling the meeting and published (i) in accordance with the applicable provisions to the securities market where the shares are registered, and (ii) in the electronic system of Corporation Publications of the Ministry of Economy published at least 1 (one) business day prior to the date of the corresponding shareholders’ meeting.

There shall be no need of a prior notice when all the shares representing the capital stock of the Company are represented at the corresponding Shareholders’ Meeting, nor for the continuation of a Shareholders’ Meeting duly convened and held; provided that when such meeting was interrupted, the place, day and time for the continuation of such meeting is announced.

SEVENTEENTH.- Ordinary Shareholders’ Meetings shall be validly convened and held pursuant to a first or subsequent call if 50% (fifty percent) of the outstanding shares of the Company’s capital stock are represented thereat, and resolutions shall be validly taken only when adopted by the affirmative vote of at least the majority of the shares presented at such Ordinary Shareholders’ Meeting.

EIGHTEENTH.- Extraordinary Shareholders’ Meetings shall be validly convened and held pursuant to a first or a subsequent call if 75% (seventy-five percent) of the outstanding shares of the Company’s capital stock are represented thereat. Resolutions adopted by an Extraordinary Shareholders’ Meeting duly convened and held pursuant to a first or subsequent call, shall be validly taken only when adopted by the affirmative vote of at least 51% (fifty-one percent) of the outstanding shares which form the Company’s capital stock.

[English Translation for Convenience Purposes Only]

NINETEENTH.- In order to be admitted to any shareholders’ meeting, shareholders must be registered in the Company’s Stock Registry Book. Shareholders may be represented at any Shareholders’ Meetings by one or more attorneys in fact, who may not be the Sole Manager, any member of the Board of Directors or the Statutory Examiner, by means of a simple letter-proxy.

TWENTIETH.- Shareholders’ Meetings shall be presided over by the Sole Manager or by the Chairman of the Board of Directors, as the case may be, the Secretary of the Board of Directors shall act as Secretary, and in the absence thereof, the individuals designated thereat shall act as Chairman and Secretary respectively. The Chairman shall appoint one or more tellers from among those shareholders or shareholders’ representatives present thereat, who shall tally the shares represented at the corresponding meeting and votes cast thereat. If the quorum required by these bylaws is met, the Chairman shall declare the meeting legally convened and the agenda shall be addressed.

Minutes for all General Shareholders’ Meetings shall be prepared, including those not convened due to lack of quorum; such minutes will be entered into the Company’s Shareholders’ Meetings Minutes Registry Book and shall be signed by the individuals who acted as Chairman and Secretary thereof. Tellers of the meeting, shareholders and statutory examiners present may also sign the corresponding minutes. Copies of the publication containing the notice(s), any documents submitted to the shareholders’ meeting, an attendance list duly signed by those shareholders present or represented thereat, proxies or such other documents that evidence representation of shareholders thereat, and a copy of the respective minutes shall be attached to the file of the minutes of all General Shareholders’ Meetings, as appropriate.

When for any reason the minutes of a Shareholders’ Meeting cannot be entered into the Company’s Shareholders’ Meetings Minutes Registry Book, such minutes shall be formalized. Minutes of Extraordinary Shareholders’ Meetings, in addition to being recorded into the Company’s Shareholders’ Meetings Minutes Registry Book, shall also always be formalized and recorded in the Section of Commerce of the Public Registry of Property of the Company’s corporate domicile.

TWENTY FIRST.- Resolutions adopted in writing and unanimously by all shareholders representing all the shares in which the corporate capital of the Company is distributed shall have, for all legal purposes, the same force as if they were taken by a formal vote at a General Ordinary or Extraordinary Shareholders’ Meeting, as the case may be, with no need to issue a call, provided that said resolutions are confirmed in writing and executed by all the shareholders or shareholders’ representatives of the Company.

The document containing such resolutions shall be recorded in the Company’s Shareholders’ Meetings Minutes Registry Book, and the Sole Manager, the Secretary of the Board of Directors or the individual designated to that effect, shall certify that such document is a true copy of its original.

CHAPTER IV

COMPANY MANAGEMENT

TWENTY SECOND.- The Company’s management shall be entrusted to a Sole Manager or to a Board of Directors composed of the number of proprietary board members and their respective alternates as resolved upon by the Ordinary Shareholders’ Meeting, the aforementioned in the understanding that any shareholder or group of shareholders representing 25% (twenty five percent) of the capital stock of the Company, shall have the right to appoint a member of the Board of Directors and its respective alternate, in terms of article 144 of the General Law of Business Organizations. The Sole Manager or the members of the Board, as the case may be, shall hold office for one year or until the shareholders that have appointed them revoke such appointment, may be reelected as many times as deemed convenient, and shall continue in office until their successors have been appointed and taken office. The alternate board members may substitute any proprietary board member.

[English Translation for Convenience Purposes Only]

In its first meeting, the Board of Directors may designate from among its members, a Chairman, a Secretary, who do not need to be members of the Board of Directors, and any other officers as it deems advisable, in case such designations had not yet been made by the Ordinary Shareholders’ Meeting. There may be a Secretary of the Company appointed by the Ordinary Shareholders’ Meeting in the event that the management of the Company is entrusted to a Sole Manager.

The number of members of the Board of Directors can be modified from time to time by the shareholders.

The Sole Manager and any proprietary or alternate members of the Company’s Board of Directors, as applicable, may or may not be shareholders, and may be removed from office at any time by a resolution of a duly convened and held Ordinary Shareholders’ Meeting.

The Sole Manager or the Chairman of the Board of Directors, solely due to the nature of their offices, will be empowered to enforce the resolutions of the Shareholders’ Meetings and the Board of Directors, as the case may be.

The Shareholders’ Meeting or the Board of Directors may appoint a Secretary and an Alternate Secretary to the Board of Directors, who may or may not be a shareholder or a manager of the Company. The Secretary and the Alternate Secretary may be removed from his/her office at any time by the Shareholders’ Meeting or by the Board of Directors, depending on who appoint him/her.

The Board of Directors may designate one or more committees, each consisting of one or more directors, granting to such directors the powers and authorities that the Board of Directors deems appropriate, provided that the Board of Directors shall have the sole authority to:

(a) designate committees of directors;

(b) delegate powers to a committee of directors;

(c) appoint or remove directors; and

(d) appoint or remove an agent;

TWENTY THIRD.- The compensation payable to the Sole Manager or the proprietary and alternate members of the Board of Directors and the Secretary of the Company, as the case may be, shall be fixed by the Ordinary Shareholders’ Meeting. The compensation payable to the General Manager, Managers and Assistant Managers shall be fixed by the Sole Manager or by the Board of Directors, as appropriate.

[English Translation for Convenience Purposes Only]

TWENTY FOURTH.- The Sole Manager or the Board of Directors, as the case may be, shall be the legal representative of the Company and, therefore, shall have the following faculties:

1. to exercise the power of attorney of the Company for lawsuits and collections, with all general faculties and the special ones requiring a special clause according to the law, pursuant to the provisions contained in the first paragraph of article 2,554 and 2,587 of the Federal Civil Code, and related articles of the Civil Codes for the federated entities of the United Mexican States, including the Civil Code for the Federal District, being therefore empowered to dismiss or withdraw from actions, even in the “amparo” suit (appeal for relief); to file criminal complaints and charges and to dismiss them, to assist the District Attorney and to grant remissions; to submit to arbitration; to take and answer depositions; to challenge judges; to receive payments and to perform any other actions expressly permitted by law, which include representing the company before criminal, civil, administrative and labor authorities and courts;

2. to administer property in accordance with the provisions contained in the second paragraph of article 2,554 of the Federal Civil Code, and related articles of the Civil Codes for the federated entities of the United Mexican States, including the Civil Code for the Federal District;

3. to perform acts of ownership in accordance with the provisions contained in the third paragraph of article 2,554 of the Federal Civil Code, and related articles of the Civil Codes for the federated entities of the United Mexican States, including the Civil Code for the Federal District;

4. to exercise the power of attorney of the company for acts of administration with respect to the planning, organization, command and control of employees of the company. In consequence, pursuant to article 11 of the Federal Labor Law, to act as legal representative of the company within its relations with employees; therefore, a power of attorney for lawsuits and collections is hereby granted with all general and special faculties required by law, in terms of article 2,554 and 2,587 of the Federal Civil Code and related articles of the Civil Codes for the federated entities of the United Mexican States, including the Federal District, Mexico, including, but not limited to, (i) represent the Company before any administrative and judicial authority, either federal, local or municipal, before the National Institute of Funds for Houses of the Workers (Instituto del Fondo Nacional para la Vivienda de los Trabajadores), Mexican Institute of Social Security (Instituto Mexicano del Seguro Social), Administration of Saving Funds for Retirement (Administración de Fondos para el Retiro), System for Saving Funds for Retirement (Sistema de Ahorro para el Retiro), and before the National Fund for the Consumption of the Workers (Fondo Nacional para el Consumo de los Trabajadores), (ii) before the labor authorities referred to in article 523 of the Federal Labor Law including the local and federal conciliation and arbitration authorities (Juntas de Conciliación y Arbitraje Locales y Federales), (iii) before any procedure, including the “amparo” suit (appeal for relief), and (iv) act in terms of articles 11, 692, paragraph II, 876, 886 and other applicable articles of the Federal Labor Law, in the conciliatory stage, in the articulation of positions and for the absolution of positions and any other labor trial in which the company is party or third interested;

5. issue, subscribe, endorse, accept, grant and confer negotiable instruments in accordance with article 9 of the General Law of Negotiable Instruments and Credit Transactions;

6. to open, operate and close accounts of the Company with credit and financial institutions, in the country and abroad, in Mexican and in foreign currency, and to designate the persons entitled to draw against such accounts;

[English Translation for Convenience Purposes Only]

7. to appoint and remove officers and employees of the Company, and to determine their working regulations;

8. to create the internal labor regulations;

9. to call Shareholders’ Meetings and to execute their resolutions;

10. to carry out each and every action authorized by these bylaws or resulting therefrom; and

11. to grant general and special powers of attorney in terms of the preceding paragraphs 1 (one) through 6 (six), with or without substitution faculties, as well as to revoke powers of attorney that the Company may have granted.

No member of the Board of Directors may, individually or separately, exercise any of the foregoing powers except as expressly authorized by the Board of Directors or the Shareholders’ Meeting.

TWENTY FIFTH.- The Sole Manager or the Board of Directors, as the case may be, and their respective alternates, if any, shall manage the company’s affairs in a prudent and businesslike manner to carry out the purposes of the Company set forth in Clause Second hereof, and as a consequence they shall perform, at the expense of the Company, the following activities:

(a) Maintain, in a complete and accurate manner, the books and records of the Company and its assets and business, including accounting books, financial information, and all appraisals of the Company’s assets prepared or obtained by the Company in the course of its business. All books and records shall be available for inspection and audit by any shareholder and/or his/her/its duly authorized legal representatives at the principal office or other business offices where the Company maintains its records, provided that, in all cases, the expenses for such review will be paid by the inspecting shareholder;

(b) Furnish all shareholders with (i) annual audited financial reports of the company, and annual financial reports of a Company in which it owns any material amount of stock or interest, within 120 (one hundred and twenty) days after the end of each fiscal year, and (ii) other financial information from time to time as such information is received by the Sole Manager or the Board of Directors, as the case may be, and as may be necessary to keep all shareholders informed of the company’s business, its financial condition and the financial condition of the companies in which the Company owns stock or an interest; and

(c) Maintain the funds of the Company in the Company’s name in its own bank accounts..

TWENTY SIXTH.- Meetings of the Board of Directors may be held at the corporate domicile of the Company or elsewhere in Mexico or abroad, as set forth in the respective convening notice. Meetings of the Board of Directors may be held as frequently as deemed convenient when called upon by its Chairman, the Secretary of the Board of Directors, any member of the Board of Directors, whether proprietary or alternate, or the Statutory Examiner of the Company.

Convening notices must be in writing and shall be sent to each of the members of the Board of Directors, whether proprietary or alternate and the Statutory Examiners, whether proprietary or alternate, as appropriate, at least 3 (three) calendar days prior to the date of the corresponding meeting of the Board of Directors, to the addresses registered with the Company by such individuals, or to any other address indicated by them for such purpose. Convening notices must set forth the place, day, hour and agenda of the corresponding meeting; notices must be signed by the Secretary of the Board of Directors or by the person calling the meeting. Members of the Board of Directors residing outside the place of the corporate domicile, may be notified by the fastest means of communication and the corresponding notices must contain the information mentioned above.

[English Translation for Convenience Purposes Only]

There shall be no need for a convening notice whenever all the members of the Board of Directors, whether proprietary or alternate, are present. Meetings of the Board of Directors may be held by telephone or other means of communication, provided that the resolutions therein are unanimously approved and confirmed in writing by all members of the Board of Directors, pursuant to Clause Twenty Ninth of these bylaws.

TWENTY SEVENTH.- Meetings of the Board of Directors shall be chaired by its Chairman and in his/her absence by the alternate Chairman, if any. The Secretary of the Board of Directors, if any, shall act as Secretary at the meetings of the Board of Directors and in his/her absence, the alternate Secretary, if any, shall act as Secretary. In the absence of either or both, the individuals appointed for such purposes shall act as Chairman or Secretary of the corresponding meeting, as appropriate.

TWENTY EIGHTH.- Minutes of all Meetings of the Company’s Board of Directors shall be prepared and shall be transcribed in the Company’s Board of Directors Meeting Minutes Book; said minutes shall be signed by the individuals who acted as Chairman and Secretary, and by the Statutory Examiner, if present, as well as by any other member of the Board of Directors, whether proprietary or alternate, present and wishing to sign.

TWENTY NINTH.- Resolutions in lieu of a meeting of the Board of Directors, and taken by the unanimous favorable vote of all members of the Board of Directors, whether proprietary or alternate, shall, for all legal purposes, be as valid as if adopted in a duly convened and held meeting of the Board of Directors; provided that they are confirmed in writing and executed by all the members of the Board of Directors. The document containing the unanimous resolutions of the Board of Directors, shall be recorded in the Board of Directors Meeting Minutes Book, and the Secretary, or the individual designated to that effect in said document, shall certify that such document is a true copy of its original.

THIRTIETH.- Subject to the limitations hereinafter provided and to the Articles 158, 159 and 160 of the General Corporations Law, the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a) is or was a party or is threatened to be made a party to any Proceeding by reason of the fact that the person is or was a director, officer, key employee or adviser of the Company of the Company; or

(b) is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another Enterprise.

The indemnity in this Chapter only applies if the relevant indemnitee acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

The decision of the Sole Manager or Board of Directors, as the case may be, as to whether an indemnitee acted honestly and in good faith and with a view to the best interests of the Company and as to whether such indemnitee had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.

[English Translation for Convenience Purposes Only]

The termination of any proceeding by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that such indemnitee had reasonable cause to believe that his conduct was unlawful.

Expenses, including legal fees, incurred by an Indemnitee in defending any Proceeding may be paid by the Company in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the indemnitee is not entitled to be indemnified by the Company in accordance with this Chapter and upon such terms and conditions, if any, as the Company deems appropriate.

The indemnification and advancement of expenses provided by, or granted pursuant to, this section is not exclusive of any other rights to which an indemnitee seeking indemnification or advancement of expenses may be entitled under any agreement, Resolution of Members, resolution of disinterested directors or otherwise, both as to acting in the indemnitee’s official capacity in relation to the Company and as to acting in any other capacity while serving in the indemnitee’s official capacity in relation to the Company.

If an indemnitee has been successful in defense of any proceeding referred to in this Chapter, the indemnitee is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by that indemnitee in connection with the proceeding.

The Company may purchase and maintain insurance or furnish similar protection or make other arrangements including, but not limited to, providing a trust fund, letter of credit or surety bond in relation to any indemnitee or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another enterprise, against any liability asserted against the person and incurred by him in that capacity, whether or not the Company has or would have had the power to indemnify him against the liability as provided in these bylaws.

CHAPTER V

COMPANY SURVEILLANCE

THIRTY FIRST.- The surveillance of the Company’s affairs shall be entrusted to one or more Statutory Examiners; proprietary Statutory Examiners may have alternates appointed for them, as resolved by the Ordinary Shareholders’ Meeting. Statutory Examiners not need to be shareholders of the Company; shall hold office for one year, may be reelected as many times as deemed necessary, and shall continue in office until their successors have been elected and taken office.

Statutory Examiners shall have the authority and obligations set forth in the General Law of Business Organizations.

Compensation of Statutory Examiners shall be fixed by the Ordinary Shareholders’ Meeting that appoints them.

[English Translation for Convenience Purposes Only]

THIRTY SECOND.- The directors and other officers of the Company need not to guarantee the faithful performance of their duties, unless specifically directed to do so by the Shareholders’ Meeting, which, in such case, shall also decide the terms and conditions of the corresponding guarantee.

CHAPTER VI

FINANCIAL INFORMATION

THIRTY THIRD.- The fiscal year of the Company shall run together with each calendar year, except for the year when the Company is created, in which case the fiscal year shall run from the date of creation of the Company to December 31 of the same year.

Net profits obtained in each fiscal year, which appear in the financial statements of the company, duly approved by the Partners’ Meeting, may be distributed as deemed convenient by the Partners’ Meeting, complying with the provisions of article 20 of the General Law of Business Organizations with respect to the integration of the legal reserve fund.

The initial shareholders of the Company do not reserve unto themselves any special participation in the profits of the Company.

Upon closing of each fiscal year, the financial information required by article 172 of the General Law of Business Organizations shall be prepared by the Sole Manager or the Board of Directors of the Company. Such financial statements shall be prepared within the 4 (four) months following the end of the fiscal year, and, together with the management report and the Statutory Examiners’ report, shall be submitted for consideration of the shareholders.

CHAPTER VII

DISSOLUTION AND LIQUIDATION

THIRTY FOURTH.- The Company shall be dissolved in the cases set forth in article 229 of the General Law of Business Organizations and as provided in Clause Thirty Ninth.

THIRTY FIFTH.- Once the dissolution of the Company has been resolved or recognized, it shall be placed into liquidation, designating one or more Liquidators; the Shareholders’ Meeting that declared or recognized the cause for dissolution and appointed the liquidator(s) shall determine the remuneration to be paid to such liquidator(s).

The liquidation of the Company shall be carried out under the provisions of Chapter XI of the General Law of Business Organizations by one or more liquidators appointed by a General Shareholders’ Meeting.

During the liquidation of the Company, the liquidators shall have the same authority and obligations as the Sole Manager or the Board of Directors have during the normal existence of the Company.

THIRTY SIXTH.- Unless otherwise resolved by the Shareholders’ Meeting, liquidators shall have the following obligations and faculties:

(a) The conclusion of all corporate operations pending at the time of dissolution.

(b) The collection of what is owed to the Company and the payment of its debts.

(c) The sale of the Company’s assets and properties.

(d) The determination of the liquidation quota to each shareholder.

[English Translation for Convenience Purposes Only]

(e) The preparation of the final liquidation balance sheet, which shall be submitted to discussion and approval of the Shareholders’ Meeting. Final balance sheet, once approved, shall be deposited with the Public Registry of Commerce of the corporate domicile of the Company.

(f) To obtain from the Public Registry of Commerce of the corporate domicile of the Company the cancellation of the recordation of the Company, once the liquidation is completed.

THIRTY SEVENTH.- Upon completion of the liquidation and winding up of the affairs of the Company, the Company shall be terminated.

CHAPTER VIII

BUSINESS COMBINATION

THIRTY EIGHTH.- The provisions of this Chapter VIII shall terminate upon consummation of any Business Combination and may not be amended during the Target Business Acquisition Period except as otherwise provided in these bylaws.

THIRTY NINTH.- In the event that the Company does not consummate a Business Combination by April 16, 2020 (such date being referred to as the “Termination Date”), such failure shall trigger an automatic redemption of the Class II, Series “B” shares (an “Automatic Redemption Event”) and the directors of the Company shall take all such action necessary (i) as promptly as reasonably possible but no more than ten (10) business days thereafter to redeem the Class II, Series “B” shares or distribute the Trust Account to the holders of Class II, Series “B” shares, on a pro rata basis, in cash at a per-share amount equal to the applicable Per-Share Redemption Price; and (ii) as promptly as practicable, to cease all operations except for the purpose of making such distribution and any subsequent winding up of the Company’s affairs. In the event of an Automatic Redemption Event, only the holders of Class II, Series “B” shares shall be entitled to receive pro rata redeeming distributions from the Trust Account with respect to their Class II, Series “B” shares.

FORTIETH.- Unless a shareholder vote is required by law or the rules of the Nasdaq Capital Market, or, at the sole discretion of the directors, the directors determine to hold a shareholder vote for business or other reasons, the Company may enter into a Business Combination without submitting such Business Combination to its shareholders for approval.

FORTY FIRST.- Although not required, in the event that a shareholder vote is held, and a majority of the votes of the shares entitled to vote thereon which were present at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Company shall be authorized to consummate the Business Combination.

(a) In the event that a Business Combination is consummated by the Company without a shareholder vote, the Company will offer to redeem the Class II, Series “B” shares, other than those shares held by Initial Shareholders or their affiliates or the directors or officers of the Company, for cash in accordance with Rule 13e-4 and Regulation 14E of the Securities Exchange Act of 1934 (the “Exchange Act”) and subject to any limitations (including but not limited to cash requirements) set forth in the definitive transaction agreements related to the initial Business Combination (the “Tender Redemption Offer”). The Company will file tender offer documents with the SEC prior to consummating the Business Combination which contain substantially the same financial and other information about the Business Combination and the redemption rights as would be required in a proxy solicitation pursuant to Regulation 14A of the Exchange Act. In accordance with the Exchange Act, the Tender Redemption Offer will remain open for a minimum of 20 business days and the Company will not be permitted to consummate its Business Combination until the expiry of such period. If in the event a shareholder holding Class II, Series “B” shares accepts the Tender Redemption Offer and the Company has not otherwise withdrawn the tender offer, the Company shall, promptly after the consummation of the Business Combination, pay such redeeming shareholder, on a pro rata basis, cash equal to the applicable Per-Share Redemption Price.

[English Translation for Convenience Purposes Only]

(b) In the event that a Business Combination is consummated by the Company in connection with a shareholder vote held pursuant to this Clause Forty First in accordance with a proxy solicitation pursuant to Regulation 14A of the Exchange Act (the “Redemption Offer”), the Company will offer to redeem the Class II, Series “B” shares, other than those shares held by the Initial Shareholders or their affiliates or the directors or officers of the Company, regardless of whether such shares are voted for or against the Business Combination, for cash, on a pro rata basis, at a per-share amount equal to the applicable Per-Share Redemption Price.

(c) In no event will the Company consummate the Tender Redemption Offer or the Redemption Offer under this Clause Forty First or an Amendment Redemption Event under Clause Forty Seventh if such redemptions would cause the Company to have net tangible assets to be less than US$5,000,001.

FORTY SECOND.- A holder of Class II, Series “B” shares shall be entitled to receive distributions from the Trust Account only in the event of an Automatic Redemption Event, an Amendment Redemption Event or in the event he accepts a Tender Redemption Offer or a Redemption Offer where the Business Combination is consummated. In no other circumstances shall a holder of Class II, Series “B” shares have any right or interest of any kind in or to the Trust Account.

FORTY THIRD.- Prior to a Business Combination, the Company will not issue any additional shares of capital stock of the Company or any debt securities that would entitle the holders thereof to (i) receive funds from the Trust Account; or (ii) vote on any Business Combination.

FORTY FOURTH.- The Business Combination must be approved by a majority of the independent members of the Board of Directors. In the event the Company enters into a Business Combination with a company that is affiliated with the Sponsor or any of the directors or officers of the Company, the Company will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that such a Business Combination is fair to the holders of the Class II, Series “B” shares from a financial point of view.

FORTY FIFTH.- The Company will not effectuate a Business Combination with another “blank check” company or a similar company with nominal operations.

FORTY SIXTH.- Neither the Company nor any officer, director or employee of the Company will disburse any of the proceeds held in the Trust Account until the earlier of (i) a Business Combination, or (ii) an Automatic Redemption Event or in payment of the acquisition price for any shares which the Company elects to purchase, redeem or otherwise acquire in accordance with this Chapter VIII, in each case in accordance with the trust agreement governing the Trust Account; provided that interest earned on the Trust Account (as described in the Registration Statement) may be released from time to time to the Company to pay the Company’s income or other tax obligations.

[English Translation for Convenience Purposes Only]

FORTY SEVENTH.- In the event the Board of Directors proposes any amendment to this Chapter VIII or to any of the other rights of the Class II, Series “B” shares as set out in Clause Sixth prior to, but not for the purposes of, approving or in conjunction with the consummation of a Business Combination that would affect the substance or timing of the Company’s obligations as described in this Chapter VIII to pay or to offer to pay the Per-Share Redemption Price to any holder of the Class II, Series “B” shares (an “Amendment”) and such Amendment is (i) duly approved by a Resolution of Shareholders; and (ii) the amended bylaws reflecting such Amendment are filed at the Public Registry of Commerce (an “Approved Amendment”), the Company will offer to redeem the Class II, Series “B” shares (other than those Shares held by the Initial Shareholders or their affiliates or the directors or officers of the Company) of any shareholder for cash, on a pro rata basis, at a per-share amount equal to the applicable Per-Share Redemption Price (an “Amendment Redemption Event”).

CHAPTER IX

AMENDMENT OF BYLAWS

FORTY EIGHTH.- No amendment may be made to these bylaws by a Resolution of Shareholders to amend:

(a) Chapter VIII prior to the Business Combination unless the holders of the Class II, Series “B” shares are provided with the opportunity to redeem their Class II, Series “B” shares upon the approval of any such amendment in the manner and for the price as set out in Chapter VIII; or

(b) this Clause Forty Eighth during the Target Business Acquisition Period.

CHAPTER X

MISCELLANEOUS

FORTY NINTH.- For all issues not expressly referred to in these bylaws, the provisions of the General Law of Business Organizations shall apply. Likewise, the shareholders, as shareholders of the Company, hereby waive any venue in virtue of their nationality or address and agree to submit in the event of any conflict which may arise in connection with the bylaws of the Company and submit to the competent courts of the Federal District.

CHAPTER XI

DEFINITIONS AND INTERPRETATION

FIFTIETH.- In these bylaws, if not inconsistent with the subject or context:

Business Combination means the initial acquisition by the Company, whether through a merger, share reconstruction or amalgamation, asset or share acquisition, exchangeable share transaction, contractual control arrangement or other similar type of transaction, with a Target Business at Fair Value;

Domestication means the re-domicile of the Company as a Mexican corporation in accordance with Section 184 of the BVI Business Companies Act and Article 2 of the General Law of Business Organizations and shall no longer be considered a company incorporated in the British Virgin Islands which takes effectiveness upon the filing of these bylaws with the Public Registry of Commerce.

Fair Value means a value at least equal to 80% of the balance in the Trust Account (excluding any taxes payable thereon) at the time of the execution of a definitive agreement for a Business Combination.

[English Translation for Convenience Purposes Only]

Initial Shareholder means the Sponsor, the directors and officers of the Company or their respective affiliates who hold shares prior to the IPO.

IPO means the initial public offering of securities of the Company, which offering closed on October 16, 2018.

Per-Share Redemption Price means:

(a) with respect to an Automatic Redemption Event, the aggregate amount on deposit in the Trust Account (including any interest earned thereon not previously released to the Company for the payment of taxes, but net of taxes payable, and less up to $50,000 of interest to pay liquidation expenses) divided by the number of then outstanding Class II, Series “B” shares;

(b) with respect to an Amendment Redemption Event, the aggregate amount on deposit in the Trust Account (including any interest earned thereon not previously released to the Company for the payment of taxes) divided by the number of then outstanding Class II, Series “B” shares; and

(c) with respect to either a Tender Redemption Offer or a Redemption Offer, the aggregate amount then on deposit in the Trust Account on the date that is two Business Days prior to the consummation of the Business Combination (including any interest earned thereon not previously released to the Company for the payment of taxes), divided by the number of then outstanding Class II, Series “B” shares.

Registration Statement means the Company’s registration statement on Form S-1 filed with the SEC as declared effective on October 11, 2018.

Resolution of Shareholders means:

(a) prior to the consummation of a Business Combination in relation to any resolution seeking to amend or vary the rights of the Class II, Series “B” shares (unless such amendment or variation is for the purposes of approving, or in conjunction with, the consummation of a Business Combination), a resolution approved at a duly convened and held Shareholders’ Meeting by the affirmative vote of the holders of at least sixty-five percent (65%) of the votes of the shares entitled to vote thereon which were present at the meeting and were voted; or

(b) in all other cases (including in relation to any resolution seeking to amend or vary the rights of the Class II, Series “B” shares where such amendment or variation is for the purposes of approving, or in conjunction with, the consummation of a Business Combination), a resolution approved at a duly convened and held Shareholders’ Meeting by the affirmative vote of a majority of the votes of the shares entitled to vote thereon which were present at the meeting and were voted.

SEC means the United States Securities and Exchange Commission.

Sponsor means DD3 Mex Acquisition Corp, a company incorporated in Mexico.

Target Business means any business or entity with whom the Company wishes to undertake a Business Combination.

Target Business Acquisition Period means the period commencing from the effectiveness of the Registration Statement up to and including the first to occur of (i) a Business Combination or (ii) the Termination Date.

Trust Account means the account in which the net amount of the offering proceeds received by the Company in the IPO (including proceeds of any exercise of the underwriters’ over-allotment option and any proceeds from the simultaneous private placement of like units comprising like securities to those included in the IPO by the Company) as described in the Registration Statement at the time it was declared effective were deposited, except for any amounts stated in the Registration Statement to be excluded from such account.

[English Translation for Convenience Purposes Only]

T R A N S I T O R Y

A) The authorized capital stock of the Company rises to the amount of MXN$1,064’407,377.00 (one thousand sixty-four million four hundred seven thousand three hundred seventy seven Pesos 00/100 National Currency of Mexico), whereas, the paid-in capital stock is of MXN$94’311,438.00 (ninety-four million three hundred eleven four hundred thirty eight Pesos 00/100 National Currency of Mexico), of which $1.00 (one Peso 00/100 National Currency of Mexico) corresponds to the minimum fixed portion, and MXN$94’311,437.00 (ninety-four million three hundred eleven four hundred thirty seven Pesos 00/100 National Currency of Mexico) corresponds to the variable portion, which has been distributed as follows:

Shareholder	Class I	Class II
	Series A	Series A	Series B
Cede & Co. Nationality: American Domicile: 55 Water Street, New York, New York, 10041, United States of America.	-	-	502,875
Pedro Solís Cámara Jiménez Canet RFC: SOJP600511RH7 Nationality: Mexican Domicile: Boulevard Adolfo Lopez Mateos 172, Piso 5, Colonia Merced Gomez, Delegación Benito Juárez, 03930, Mexico City, Mexico	-	5,000	-
Rentas Patio XI SpA Nationality: Chilean Domicile: Avenida Alonso de Córdova 3788, Piso 2, Vitacura, Santiago, Chile.	-	79,698	-
Daniel Salim Vilches RFC: SAVD920528P14 Nationality: Mexican Domicile: Paseo de los Laureles 173, Colonia Bosques de las Lomas, Cuajimalpa, 05120, Mexico City, Mexico.	-	25,000	-

[English Translation for Convenience Purposes Only]

Jorge Combe Hubbe RFC: COHJ780517AI0 Nationality: Mexican Domicile: 1er Retorno Sierra Itambe 295, Colonia Real de las Lomas, Delegación Miguel Hidalgo, 11920, Mexico City, Mexico.	-	430,800	-
Larrain Vial SpA Nationality: Chilean Domicile: Avenida El Bosque Norte 0177, Piso 4, Las Condes, Santiago, Chile	-	135,702	-
Alan Douglas Smithers Hogg RFC: SIHA6211124C0 Nationality: Mexican Domicile: Boulevard Adolfo Lopez Mateos 2370, Piso 1, Colonia Altavista, Delegación Álvaro Obregón, 01060, Mexico City, Mexico.	-	5,000	-
Martín Máximo Werner Wainfeld RFC: WEWM630630CM8 Nationality: Mexican Domicile: Calle Rubén Darío 215, Torre B Depto. 402, Colonia Polanco, Delegación Miguel Hidalgo, 11580, Mexico City, Mexico.	-	430,800	-
Guillermo Ortíz Martínez RFC: OIMG480721NZ3 Nationality: Mexican Domicile: Manuel M. Ponce 340, Colonia Guadalupe Inn, Delegación Álvaro Obregón, 01020, Mexico City, Mexico.	-	317,075	-
Juan Andrés Álvarez Vega RFC: AAVJ920825BT7 Nationality: Mexican Domicile: Avenida Javier Barros Sierra 245 Depto. E701, Colonia Lomas de Santa Fe, Delegación Álvaro Obregón, 01219, Mexico City, Mexico.	-	10,000	-

[English Translation for Convenience Purposes Only]

Mauro Conijeski Nationality: American Domicile: 257 W 70th Street, Depto. B, New York, New York 10023, United States of America.	-	2,500	-
EBC Holdings, Inc. Nationality: American Domicile: 366 Madison Avenue, 8vo Piso, New York, New York, 10017, United States of America.	-	22,500	-
I-Bankers Securities, Inc. Nationality: American Domicile: 535 5th Avenue, Suite 415, New York, New York, 10017, United States of America.	-	2,825	-
DD3 Mex Acquisition Corp., S.A. de C.V. RFC: DMA180704EQ4 Nacionality: Mexican Domicile: Pedregal 24, Piso 4, Colonia Molino del Rey, Delegación Miguel Hidalgo, 11040, Mexico City, Mexico.	1	191,299	-
Authorized shares available			5’062,125
TOTAL	1	1’658,199	5’565,000

It is hereby noted that any Redemption Offer accepted prior the execution of the Shareholders Meeting dated February 7, 2020 shall be considered revoked in the event that the consummation of the Business Combination voted therein does not occur. In such event, the authorized shares shall be considered as fully subscribed and paid under the same terms as those applicable prior to the Redemption Offer.

B) The management and administration of the Company shall be entrusted to a Board of Directors with the following two Members:

President: MARTÍN MÁXIMO WERNER WAINFELD

Secretary: JORGE COMBE HUBBE

The Board of Directors appointed herein shall have the authorities and obligations set forth in the law and the bylaws of the Company, mainly those set forth in Clause Twenty Fourth of the bylaws of the Company, which are hereby reproduced as if literally inserted.

C) The surveillance of the Company shall be entrusted to ELENA CACERES BUENO as Statutory Examiner.

[English Translation for Convenience Purposes Only]

D) The following powers of attorney are hereby granted in favor of MARTÍN MÁXIMO WERNER WAINFELD, with Federal Taxpayers’ Registry WEWM630630CM8, “W”, “E”, “W”, “M”, SIX, THREE, ZERO, SIX, THREE, ZERO, “A”, “I”, EIGHT, JORGE COMBE HUBBE, with Federal Taxpayers’ Registry COHJ780517AI0, “C”, “O”, “H”, “J”, SEVEN, EIGHT, ZERO, FIVE, ONE, SEVEN “A”, “I”, ZERO, Daniel Salim Vilches, with Federal Taxpayers’ Registry SAVD920528P14, “S”, “A”, “V”, “D”, NINE, TWO, ZERO, FIVE, TWO, EIGHT, “P”, ONE, FOUR, and Juan Andrés Álvarez Vega, with Federal Taxpayers’ Registry AAVJ920825BT7, “A”, “A”, “V”, “J”, NINE, TWO, ZERO, EIGHT, TWO, FIVE, “B”, “T”, SEVEN, TO BE EXERCISED INDIVIDUALLY:

a) GENERAL POWER OF ATTORNEY FOR LAWSUITS AND COLLECTIONS, with all general faculties and the special ones requiring a special clause according to the law, pursuant to the provisions contained in the first paragraph of articles 2,554 Two Thousand Five Hundred Fifty-four and 2,574, Two Thousand Five Hundred Seventy-four, 2,582, Two Thousand Five Hundred Eighty-two as well as article 2,587 Two Thousand Five Hundred Eighty-seven of the Federal Civil Code, and related articles of the Civil Codes for the federated entities of the United Mexican States, including the Civil Code for the Federal District, being therefore empowered to dismiss or withdraw from actions, even in the “amparo” suit (appeal for relief); to file criminal complaints and charges and to dismiss them, to assist the District Attorney and to grant remissions; to submit to arbitration; to take and answer depositions; to challenge judges; to receive payments and to perform any other actions expressly permitted by law, which include representing the company before criminal, civil, administrative and labor authorities and courts;

b) GENERAL POWER OF ATTORNEY FOR ACTS OF ADMINISTRATION in accordance with the provisions contained in the second paragraph of article 2,554 Two Thousand Five Hundred Fifty-four of the Federal Civil Code, and related articles of the Civil Codes for the federated entities of the United Mexican States, including the Civil Code for the Federal District;

c) GENERAL POWER OF ATTORNEY FOR ACTS OF OWNERSHIP in accordance with the provisions contained in the third paragraph of article 2,554 Two Thousand Five Hundred Fifty-four of the Federal Civil Code, and related articles of the Civil Codes for the federated entities of the United Mexican States, including the Civil Code for the Federal District;

d) to exercise the power of attorney of the company for acts of administration with respect to the planning, organization, command and control of employees of the company. In consequence, pursuant to article 11 of the Federal Labor Law, to act as legal representative of the company within its relations with employees; therefore, a power of attorney for lawsuits and collections is hereby granted with all general and special faculties required by law, in terms of article 2,554 Two Thousand Five Hundred Fifty-four and 2,587 Two Thousand Five Hundred Eighty-seven of the Federal Civil Code and related articles of the Civil Codes for the federated entities of the United Mexican States, including the Federal District, Mexico, including, but not limited to, (i) represent the Company before any administrative and judicial authority, either federal, local or municipal, before the National Institute of Funds for Houses of the Workers (Instituto del Fondo Nacional para la Vivienda de los Trabajadores), Mexican Institute of Social Security (Instituto Mexicano del Seguro Social), Administration of Saving Funds for Retirement (Adiministración de Fondos para el Retiro), System for Saving Funds for Retirement (Sistema de Ahorro para el Retiro), and before the National Fund for the Consumption of the Workers (Fondo Nacional para el Consumo de los Trabajadores), (ii) before the labor authorities referred to in article 523 of the Federal Labor Law including the local and federal conciliation and arbitration authorities (Juntas de Conciliación y Arbitraje Locales y Federales), (iii) before any procedure, including the “amparo” suit (appeal for relief), and (iv) act in terms of articles 11, 692, paragraph II, 876, 886 and other applicable articles of the Federal Labor Law, in the conciliatory stage, in the articulation of positions and for the absolution of positions and any other labor trial in which the company is party or third interested;

[English Translation for Convenience Purposes Only]

e) issue, subscribe, endorse, accept, grant and confer negotiable instruments in accordance with article 9 of the General Law of Negotiable Instruments and Credit Transactions;

f) TO OPEN, OPERATE AND CLOSE ACCOUNTS of the Company with credit and financial institutions, in the country and abroad, in Mexican and in foreign currency, and to designate the persons entitled to draw against such accounts, and;

g) ISSUE, SUBSCRIBE, ENDORSE, ACCEPT, GRANT AND CONFER negotiable instruments in accordance with article 9 of the General Law of Negotiable Instruments and Credit Transactions.

h) to grant general and special powers of attorney in terms of the preceding paragraphs a) through g), with or without substitution faculties, as well as to revoke powers of attorney that the Company may have granted.

E) The following powers of attorney are hereby granted in favor of Daniel Salim Vilches, with Federal Taxpayers’ Registry “SAVD920528P14”, Juan Andrés Álvarez Vega, with Federal Taxpayers’ Registry “AAVJ920825BT7”, Fabián Morales Velázquez, with Federal Taxpayers’ Registry “MOVF7704297S8”, Arturo Pérez Estrada, with Federal Taxpayers’ Registry “PEEA771124V33”, Ana Cristina Acosta Silva, with Federal Taxpayers’ Registry “AOSA861119GPA”, Enrique Rugerio Lira, with Federal Taxpayers’ Registry “RULE960316J53”, José Miguel Saiz Cendejas, with Federal Taxpayers’ Registry “SACM951222FA6”, María Fernanda Vázquez Campos, with Federal Taxpayers’ Registry “VACF9703075R6”, and Sarah Guerra Gutiérrez with Federal Taxpayers’ Registry “GUGS980327LT5”, TO BE EXERCISED JOINTLY OR INDIVIDUALLY BY ANY OF THE ATTORNEYS-IN-FACT:

GENERAL POWER OF ATTORNEY FOR ACTS OF ADMINISTRATION, pursuant to the provisions of the second paragraph of article 2,554 Two Thousand Five Hundred Fifty-four of the Federal Civil Code and its correlative articles in the Civil Code of the Federal District and each of the Civil Codes of the states of the United Mexican States, these power of attorney is general regarding its authorities but limited regarding its purpose, and the attorney-in-fact shall have the authority to act in name and on behalf of the Company, to perform all the activities required before the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público), the Tax Administration Service (Servicio de Administración Tributaria), the National Institute of Funds for Houses of the Workers (Instituto del Fondo Nacional para la Vivienda de los Trabajadores), and the Mexican Institute of Social Security (Instituto Mexicano del Seguro Social) and before any governmental authority regarding tax and social security matters, its offices, branches, agencies and sub-agencies, whether federal, state or municipal; and is expressly authorized to file, sign, receive and notify on behalf of the Company, all tax statements and tax returns, including the necessary authorities to register the Company in the Federal Taxpayers’ Registry (RFC), as well as to request, apply for, use and even renew the e.signature (previously the Advanced Electronic Signature (Firma Electrónica Avanzada) of the Company, as well as the Password or Strengthened Confidential Electronic Identification Code (Clave de Identificación Electrónica Confidencial Fortalecida, CIECF).

[English Translation for Convenience Purposes Only]

The attorneys-in-fact shall have the necessary authority to grant and execute all type of necessary documents to comply with the tax and accounting obligations, waivers, notices, acknowledgments, statements and documents of judicial, administrative, accounting, tax and social security issues.

This power of attorney includes all the necessary authorities to execute all type of notices, statements, notifications and petitions of an administrative, accounting, tax and social security nature, which are required before federal, state or municipal authorities.

FOURTH It is formalized the agreement by which DD3 Mex Acquisition Corp., S.A. de C.V. is appointed as the attorney in fact of “DD3 ACQUISITION CORP.’’ (now DD3 Acquisition Corp., S.A. de C.V.) and its shareholders to carry out all the necessary acts to carry out, formalize and notarize in the British Virgin Islands, Mexico and any other place, the resolutions adopted in this instrument.

FIFTH It is formalized the agreement by which each of the acts performed by DD3 Mex Acquisition Corp., S.A. de C.V., in its capacity as attorneys-in-fact, representatives, employees, managers and/or members of the board of directors, as the case may be, from the date of their appointment and up to and including the date of the Meeting, are approved and ratified, expressly releasing them from any liability they may have incurred in the performance of their duties.

LEGAL REGIME OF THE MANDATE

In compliance with the provisions contained in articles 2,207 two thousand two hundred and seven of the Civil Code of the State of Jalisco and 2,554 two thousand five hundred and fifty-four of the Civil Code for the Federal District, the texts thereof are inserted below:

“ARTICLE 2207.- In the general judicial powers, it shall be sufficient to say that they are granted with that character, so that the attorney-in-fact can represent the principal in all business of voluntary, mixed and contentious jurisdiction, from its beginning to its end; provided that it is not a question of acts that in accordance with the laws require special powers, in that case the powers conferred in their character of specialty shall be consigned in detail.

This type of power of attorney may only be granted to persons who have a law degree or who are not necessarily advised by legal professionals, who must sign and act jointly with the attorney-in-fact in all legal proceedings.

In general powers to administer property, it is sufficient to say that they are granted in that capacity, so that the proxy has all kinds of administrative powers.

In the general powers of attorney to exercise acts of ownership, it shall be sufficient to state that they are conferred with that character, so that the agent has all the powers of ownership, both in relation to the goods and in their defense.”

“ARTICLE 2554.- In all the general powers for lawsuits and collections, it shall be sufficient to say that they are granted with all the general powers and the special powers that require a special clause in accordance with the law, so that they are understood to be conferred without any limitation whatsoever.

In the general powers to administer property, it will be sufficient to express that they are given with that character, so that the proxy has all kinds of administrative powers.

In general powers of attorney to exercise acts of ownership, it is sufficient for this to occur for the agent to have all the powers of ownership, both with regard to the property and to take all kinds of steps to defend it. -Where, in the three cases mentioned above, it is desired to limit the powers of the agents, the limitations or powers shall be specified.

Notaries shall insert this article in the testimonies of the powers they grant.”

[….]

FABIÁN MORALES VELÁZQUEZ	MR. HÉCTOR BASULTO BAROCIO